UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2025

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue

P.O. Box 58039

Santa Clara, CA 95052-8039

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	AMAT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2025, Applied Materials, Inc. (“Applied”) completed a registered public offering of $550 million in aggregate principal amount of 4.000% senior unsecured notes due 2031 (the “2031 Notes”) and $450 million in aggregate principal amount of 4.600% senior unsecured notes due 2036 (the “2036 Notes” and, collectively with the 2031 Notes, the “Notes”) pursuant to an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc., as representatives of the several underwriters named therein, and an indenture dated as of June 11, 2024 (the “Base Indenture”), between Applied and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture dated as of September 18, 2025 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Applied intends to use a portion of the net proceeds from the offering to repay at maturity its outstanding $700 million in aggregate principal amount of 3.900% senior unsecured notes due October 1, 2025 and the remaining net proceeds from the offering for general corporate purposes. The Notes were issued and sold pursuant to Applied’s registration statement on Form S-3ASR (File No. 333-279682).

Indenture

Applied issued the Notes under the Indenture, which establishes the terms and forms of the Notes. Interest is payable on the Notes semi-annually in arrears on January 15 and July 15 each year, beginning on January 15, 2026.

The Indenture contains limited covenants of Applied. The negative covenants limit the ability of Applied and its subsidiaries to incur debt secured by liens on principal property or on shares of stock of Applied’s principal subsidiaries; to engage in sale and leaseback transactions with respect to any principal property; and to consolidate, merge or sell (or otherwise dispose of) all or substantially all of Applied and its subsidiaries’ property and assets taken as a whole. Applied may be required to offer to repurchase the Notes upon a change in control and a contemporaneous downgrade of the Notes below an investment grade rating, and it may elect to redeem the Notes in whole or in part at any time, as further specified in the Indenture.

Events of default under the Indenture include a failure to make payments, non-performance of covenants, and bankruptcy and insolvency-related events. Applied’s obligations may be accelerated upon an event of default, in which case the entire principal amount of the Notes would become immediately due and payable.

The foregoing description of certain terms of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 11, 2024, and the Second Supplemental Indenture (including the form of the Notes included therein), which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On September 15, 2025, Applied entered into the Underwriting Agreement for the sale of the Notes. The Underwriting Agreement contains customary representations, warranties and agreements by Applied, and customary closing conditions, indemnification rights and termination provisions.

The above description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Wilson Sonsini Goodrich Rosati, Professional Corporation, counsel to Applied, has issued an opinion to Applied dated September 18, 2025 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto.

Forward-Looking Statements.

This report contains forward-looking statements, including those regarding the use of net proceeds from the offering. These statements and their underlying assumptions are subject to risks and uncertainties and are not guarantees of future performance. Factors that could cause actual results to differ materially from those expressed or implied by such statements include the risks and uncertainties described in Applied’s most recent Form 10-Q and other Securities and Exchange Commission filings. These and many other factors could cause actual results to differ materially from expectations based on forward-looking statements made in this report or elsewhere by Applied or on its behalf. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Applied assumes no obligation to update them.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 15, 2025, by and among Applied Materials, Inc. and Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc., as representatives of the several underwriters named therein.

4.1	Second Supplemental Indenture, dated as of September 18, 2025, by and between Applied Materials, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.2	Form of 2031 Notes (included in Exhibit 4.1 above).

4.3	Form of 2036 Notes (included in Exhibit 4.1 above).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Dated: September 19, 2025

	By:	/s/ Teri A. Little
Teri A. Little Senior Vice President, Chief Legal Officer and Corporate Secretary